Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audit of the consolidated financial statements of CardioGenics Holdings, Inc. as of October 31, 2011 and 2010 and for the years then ended and on the statements of operations, changes in stockholders' equity (deficiency) and cash flows for the period from November 20, 1997 (date of inception) to October 31, 2011, which expressed an unqualified opinion on those financial statements and contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, included in this Annual Report on Form 10-K/A Amendment No. 1 for the year ended October  31, 2011, is dated January 30, 2012. We consent to the incorporation by reference of our report in the registration statement previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on Form S-8 with SEC file Nos. 333-137162.

/s/ J.H. Cohn LLP

Roseland, New Jersey

January 30, 2012